Exhibit 10.5
     FIRST AMENDMENT (the “Amendment”) to each of the various Stock Option Agreements (the “Option Agreements”) by and between [                    ] (the “Executive”) and Phelps Dodge Corporation, a New York corporation (the “Corporation”), dated as of                         , 2006. Terms used without definition herein shall have the respective meanings set forth in the applicable Option Agreement or the Corporation’s 2003 Stock Option and Restricted Stock Plan (the “Plan”).
     WHEREAS, the Corporation has awarded Options to the Executive pursuant to the Plan or a predecessor plan (as evidenced by the Option Agreements) for the purpose of incentivizing the Executive to improve the performance of the Corporation and create value for its shareholders;
     WHEREAS, each Option is governed by the terms of the applicable Option Agreement and the Plan;
     WHEREAS, the Corporation expects to enter into a definitive agreement dated on or about June 25, 2006 (the “Combination Agreement”) pursuant to which the Corporation will combine with Inco Limited pursuant to a plan of arrangement under the laws of Canada (the “Transaction”);
     WHEREAS, the consummation of the Transaction will constitute a Change of Control for purposes of the Option Agreements and the Plan; and
     WHEREAS, pursuant to and in accordance with Section 7 of the Plan, the Corporation and the Executive have determined that, in light of and subject to the consummation of the Transaction, it is in the mutual best interests of the Corporation, its shareholders and the Executive to amend the Option Agreements to reduce certain of the Executive’s rights and entitlements under the Option Agreements and the Plan and to make the other changes set forth in this Amendment.
AMENDMENT
     NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows:
1.	This Amendment shall be effective as of the Effective Time (as such term is defined in the Combination Agreement). In the event that the Combination Agreement is terminated prior to the occurrence of the Effective Time or if the Effective Time does not otherwise occur on or prior to January 1, 2007, this Amendment shall be null and void ab initio and shall have no force or effect.
The parties hereto acknowledge and agree that the Amendment shall apply solely with respect to the Transaction and shall not apply with respect to any other transaction (including, without limitation, any transaction that is consummated subsequent to the Transaction) that, if consummated, would constitute a Change of Control for purposes of the Option Agreements and the Plan.

2.	Section 2 of each Option Agreement is hereby amended to delete subsection (b) thereof.
3.	Section 4 of each Option Agreement is hereby amended to delete the phrase “not earlier than six months from the Grant Date” from the proviso included in the second sentence thereof.
4.	Section 1 of Supplement B to each Option Agreement is hereby amended to delete the phrase “not earlier than six months from the date on which the Option was granted and” from the first sentence thereof.
5.	Section 1 of Supplement B to each Option Agreement is hereby amended to replace subsection c. thereof with the following subsection c.:
     “c. Good Reason. For purposes of the definition of Qualifying Termination, “Good Reason” means a termination of employment with the Corporation and its Subsidiaries by the Employee on account of one or more of the following events (and the Employee has not agreed to such event in writing):
     (i) a material reduction in the duties and responsibilities held by the Employee immediately prior to such Change of Control;
     (ii) a reduction by the Corporation or any Subsidiary of the Employee’s base salary or target bonus opportunity under the Corporation’s Annual Incentive Compensation Plan (or any successor plan thereto) as in effect immediately prior to such Change of Control;
     (iii) a material reduction in the aggregate level of benefits from those provided to the Employee immediately prior to the Change of Control under the Corporation’s employee benefit plans and programs, not taking into account any reduction that is generally applicable to all employees eligible to participate in any such plan or program; or
     (iv) the Corporation’s or any Subsidiary’s requiring the Employee to be based anywhere other than a location within 50 miles of his or her location immediately prior to such Change of Control.”
6.	The remaining provisions of each Option Agreement shall remain in full force and effect.
7.	Confidentiality. The Executive hereby agrees that he or she will not disclose to any person or entity (other than to his or her personal legal advisor on a need-to-know basis), the nature and content of any negotiations, discussions, presentations or other communications with respect to this Amendment or, prior to the public disclosure of this Amendment by the Corporation, the existence or the terms and conditions of this Amendment.
8.	Governing Law. This Amendment shall be governed by the laws of the State of New York.

          IN WITNESS WHEREOF, the Corporation has duly executed this Amendment by its authorized representative and the Executive has hereunto set his hand, in each case as of the date of this Amendment.

PHELPS DODGE CORPORATION

By:

Name:
Title:

EXECUTIVE:

[Name]
[Title]

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